Consent of Price Waterhouse LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AMF Bowling, Inc. of our report dated June 28, 1996, relating to the combined financial statements of AMF Bowling Group, appearing on page 59 in AMF Bowling, Inc.'s Annual Report on Form 10-K.


Price Waterhouse LLP

Norfolk, Virginia
June 19, 1998